The information in this free writing prospectus is not complete and may be changed.

This Free Writing Prospectus Is Subject to Completion

Free Writing Prospectus (To Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 March 1, 2010

$[—]

Non-Principal Protected Notes Linked to the Barclays Capital 30Y Treasury Futures IndexTM

Issuer:	Barclays Bank PLC

Principal Amount:	$

Original Issue Price:	100.00%

Trade Date:	[March 26, 2010]

Issue Date:	[March 31, 2010]

Maturity Date:	[March 30, 2011], subject to Early Redemption

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Reference Asset:	The Barclays Capital 30Y Treasury Futures IndexTM (Bloomberg Ticker: BXIIUS30) (the “Index”)

Leverage Factor:	[1]

Early Redemption Level:	[185]% of the Index Starting Level

Payment at Maturity or Upon Early Redemption:	On the Maturity Date or on an Early Redemption Date, if applicable, you will receive a cash payment per Note equal to the Redemption Amount.

Redemption Amount:

An amount equal, per $1,000 principal amount, to (i) the product of (a) the principal amount times (b) 1 minus the product of the Leverage Factor times the Index Return, minus (ii) the Investor Fee, calculated as follows:

$1,000 x [1 – ([1] x Index Return)] – Investor Fee

The Redemption Amount cannot be less than $0.00.

You may lose some or all of your principal if you invest in the Notes. Your return on the Notes will be reduced by any positive performance of the Index, and you may lose your entire investment in the Notes if the Index appreciates by more than [98.75]%.

Investor Fee:	Per $1,000 principal amount, an amount equal to ([1.25]% x $1,000)

Index Return:	The performance of the Index, calculated as follows on the Final Valuation Date: Index Ending Level – Index Starting Level Index Starting Level

Index Stating Level:	[ ], the Index Level on the Trade Date

Index Ending Level:	The Index Level on the Final Valuation Date

Final Valuation Date:

March 25, 2011, (“The Scheduled Valuation Date”) subject to the occurrence of an Early Redemption, in which case the Final Valuation Date will be determined as follows:

•       Upon the occurrence of a Redemption at the Option of the Noteholder, the Final Valuation Date will be the first Scheduled Trading Day following the Business Day on which the Noteholder elects to require the Issuer to redeem its Notes.

•       If an Early Redemption Event occurs, the Final Valuation Date will be the first Scheduled Trading Day following the Early Redemption Event.

Index Level:	For any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “BXIIUS30” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in below.

Early Redemption:	Redemption of the Notes prior to the Maturity Date upon the occurrence of: (i) a Redemption at the Option of the Noteholder; or (ii) an Early Redemption Event.

Redemption at the Option of the Noteholder:	The Noteholder may elect to require the Issuer to redeem its Notes on any Business Day during the Optional Redemption Period, (subject to the minimum redemption amount of at least 1 Note (the equivalent of $1,000 principal amount)) and the Noteholder will receive the Redemption Amount on the Early Redemption Date.

Optional Redemption Period:	The period from and including the first Business Day following the Issue Date to and including the Business Day that is two Scheduled Trading Days prior to the Scheduled Valuation Date.

Early Redemption Event:	If on any day during the Observation Period the Index Level is greater than the Early Redemption Level, the Notes will be redeemed early and investors will receive the Redemption Amount on the Early Redemption Date.

Observation Period:	The period from but excluding the Issue Date to and including the Final Valuation Date.

Early Redemption Date:	The third Business Day following the Final Valuation Date.

Business Day:	New York and London

Scheduled Trading Day:	Any day the Index is published that is also an Index Business Day, as determined by the Calculation Agent in its sole discretion.

Index Business Day:	Any day that the Chicago Board of Trade is scheduled to be open for trading.

CUSIP & ISIN:	06740JXH8 / US06740JXH84

Calculation Agent:	Barclays Bank PLC

Index Sponsor:	Barclays Capital Inc.

Agent:	Barclays Capital Inc.

	Price to Public	Agent’s Commission(1)	Proceeds to Barclays Bank PLC
Per Note	100.00%	%	%
Total	$	$	$

(1)	Barclays Capital Inc. will receive commissions from the Issuer equal to % of the principal amount of the notes, or $ per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that the Issuer receives.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Factors” below. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1-10257.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

FWP–2

RISK FACTORS

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium term notes. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-5 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

The Notes Are Not Principal Protected and You May Lose Some or All of Your Principal—You may lose some or all of your principal if you invest in the Notes. Changes in the level of the Index as of the Final Valuation Date could adversely affect the amount of principal payable on your Notes. Your return on the Notes will be reduced by any positive performance of the Index, and you may lose your entire investment in the Notes (even if held to maturity) if the Index appreciates by more than [98.75]%. Moreover, the Index must decline by more than [1.25]% in order for the Redemption Amount to be greater than your original investment in the Notes. If the Index declines by less than [1.25]% or if the Index Ending Level equals the Index Starting Level, you will lose a portion of your principal.

As Index Sponsor, Barclays Capital Inc. Will Have the Authority To Make Determinations That Could Materially Affect Your Notes—Barclays Capital, a division of Barclays Bank PLC, is the Index Sponsor. The Index Sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in the section entitled “The Index” in this free writing prospectus, the Index Sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes. The role played by Barclays Capital, as Index Sponsor, and the exercise of the kinds of discretion described above and in the section entitled “The Index” in this free writing prospectus could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, of which Barclays Capital is a division, is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

Issuer Credit Risk—Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—The Original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the Original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

We or one or more of our affiliates may also engage in trading in futures or options on interest rates or the Index, or other derivative instruments with returns linked to interest rates or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities may affect prevailing prices for the 30Y Treasury futures and the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

FWP–3

The Closing Price of the Relevant 30Y Treasury Futures Contract May Not Be Readily Available—As described in the section entitled “The Index” in this free writing prospectus, the closing price of the relevant 30Y Treasury futures contract is calculated and published by the Chicago Board of Trade (CBOT). The closing price of the relevant 30Y Treasury futures contract is used to calculate the level of the Index. Any disruption in CBOT trading of the relevant 30Y Treasury futures contract could delay the release or availability of the closing price. This may delay or prevent the calculation of the Index.

You Will Not Receive Interest Payments on the Notes or Have Rights in the 30Y Treasury Futures—You will not receive any periodic interest payments on the Notes. As an owner of the Notes, you will not have rights that investors in 30Y Treasury futures may have.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on the Notes and Their Market Value—The policies of the Index Sponsor, which is a division of Barclays Bank PLC, concerning the calculation of the level of the Index could affect the value of the Index and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. The Index Sponsor may modify the methodology for calculating the value of the Index. In addition, as described in “The Index—Modifications to the Index” in this free writing prospectus, under a number of circumstances the Index Sponsor may make certain changes to the way in which the Index is calculated. The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of your Notes. If events such as these occur, or if the value of the Index is not available or cannot be calculated for any reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the Calculation Agent will be required to make such a determination are described more fully under “Specific Terms of the Notes—Discontinuation or Modification of the Index” and “—Role of Calculation Agent”.

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Reference Rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

FWP–4

DETERMINING PAYMENT AT MATURITY OR UPON AN EARLY REDEMPTION

The Redemption Amount, if any, you will receive at maturity or upon Early Redemption will be calculated based on the Index Level on the Final Valuation Date and the applicable Investor Fee. For each $1,000 principal amount, the Redemption Amount will be calculated as follows:

$1,000.00 × [1 – (Leverage Factor × Index Return)] – Investor Fee

The Redemption Amount cannot be less than $0.00.

You may lose some or all of your principal if you invest in the Notes. Your return on the Notes will be reduced by any positive performance of the Index, and you may lose your entire investment in the Notes if the Index appreciates by more than [98.75]%. Moreover, the Index must decline by more than [1.25]% in order for the Redemption Amount to be greater than your original investment in the Notes. If the Index declines by less than [1.25]% or if the Index Ending Level equals the Index Starting Level, you will lose a portion of your principal. Investors will not receive any periodic interest payments during the term of the Notes.

The Notes will be redeemed prior to the Maturity Date if the Index Level on any Scheduled Trading Day during the Observation Period is greater than 185% of the Index Starting Level.

The table and examples below illustrate hypothetical Redemption Amounts at maturity or on an Early Redemption Date, as the case may be, per $1,000 principal amount of Notes. These examples assume hypothetical Index Ending Levels, as well as hypothetical values of (a) [170.2351] for the Index Starting Level, (b) 1.25% for the Investor Fee, (c) [314.9349] for the Early Redemption Level (equal to [185]% of the Index Starting Level), and (d) a Leverage Factor of [1]. The actual Index Starting Level will equal the Index Level on the Trade Date, and the actual values for the Investor Fee, the Early Redemption Level and the Leverage Factor will be determined on the Trade Date. The Index Ending Level will be determined on the Final Valuation Date.

The following results are based solely on the hypothetical examples cited; the values in the table and examples below have been chosen arbitrarily for the purpose of illustrating various Redemption Amount payment scenarios and should not be taken as indicative of the future performance of the Index. Numbers in the table and examples below have been rounded to four decimal places for ease of analysis.

Index Starting Level	Index Ending Level	Index Return(1)	Did the Index Level exceed the Early Redemption Level	Redemption Amount(2)
170.2351	348.9820	105.00%	Yes	$0.00
170.2351	325.1490	91.00%	Yes	$77.50
170.2351	306.4232	80.00%	Yes	$187.50
170.2351	245.1385	44.00%	No	$547.50
170.2351	209.3892	23.00%	No	$757.50
170.2351	187.2586	10.00%	No	$887.50
170.2351	170.2351	0.00%	No	$987.50
170.2351	144.6998	-15.00%	No	$1,137.50
170.2351	122.5693	-28.00%	No	$1,267.50
170.2351	56.1776	-67.00%	No	$1,657.50

1.	The Index Return is equal to the quotient of the Index Ending Level minus the Index Starting Level divided by the Index Starting Level.
2.	The Redemption Amount is equal to $1,000.00 x [1 – (Leverage Factor x Index Return)] – Investor Fee. The Redemption Amount cannot be less than $0.0

FWP–5

Example 1 – No Early Redemption Event occurs during the Observation Period, and on the Final Valuation Date, the Index Ending Level is 144.6998, and the Index Return is –15.00%.

Because the Index Level does not exceed the Early Redemption Level of 314.9349 during the Observation Period, there is no Early Redemption Event and the Notes will be redeemed on the Maturity Date. On the Final Valuation Date, the Index Ending Level is less than the Index Starting Level, and the Index Return is –15.00%. As a result, you will receive a Redemption Amount at maturity of $1,137.50 per $1,000 principal amount, calculated as follows:

$1,000 × [1 – (Leverage Factor × Index Return)] – Investor Fee

= $1,000 × [1 – (1 × –15.00%)] – (1.25% × $1,000)

= $1,000 × 1.15 – $12.50

= $1,137.50

Example 2 – No Early Redemption Event occurs during the Observation Period, and on the Final Valuation Date, the Index Ending Level is 187.2586, and the Index Return is 10.00%.

Because the Index Level does not exceed the Early Redemption Level of 314.9349 during the Observation Period, there is no Early Redemption Event and the Notes will be redeemed on the Maturity Date. On the Final Valuation Date, the Index Ending Level is less than the Index Starting Level, and the Index Return is 10.00%. As a result, you will receive a Redemption Amount at maturity of $887.50 per $1,000 principal amount (a loss of $112.50 per $1,000 principal amount), calculated as follows:

$1,000 × [1 – (Leverage Factor × Index Return)] – Investor Fee

= $1,000 × [1 – (1 × 10.00%)] – (1.25% × $1,000.00)

= $1,000 × 0.90 – $12.50

= $887.50

Example 3 – No Early Redemption Event occurs during the Observation Period, and on the Final Valuation Date, the Index Ending Level is 170.2351, and the Index Return is 0.00%.

Because the Index Level does not exceed the Early Redemption Level of 314.9349 during the Observation Period, there is no Early Redemption Event and the Notes will be redeemed on the Maturity Date. On the Final Valuation Date, the Index Ending Level is equal to the Index Starting Level, and the Index Return is 0.00%. As a result, you will receive a Redemption Amount at maturity of $987.50 per $1,000 principal amount (a loss of $12.50 per $1,000 principal amount), calculated as follows:

$1,000.00 × [1 – (Leverage Factor × Index Return)] – Investor Fee

= $1,000.00 × [1 – (1 × 0.00%)] – (1.25% × $1,000.00)

= $1,000.00 × 1 – $12.50

= $987.50

Example 4 – During the Observation Period, the Index closes above the Early Redemption Level of 314.9349 and an Early Redemption Event occurs. On the Final Valuation Date (the first Scheduled Trading Day following the Early Redemption Event), the Index Ending Level is 306.4232, and the Index Return is 80.00%.

Because the Index Level exceeds the Early Redemption Level of [314.9349] during the Observation Period, there is an Early Redemption Event and the Notes will be redeemed on the Early Redemption Date. On the Final Valuation Date (the first Scheduled Trading Day following the Early Redemption Event), the Index Ending Level is greater than the Index Starting Level, and the Index Return is 80.00%. As a result, you will receive a Redemption Amount on the Early Redemption Date of $187.50 per $1,000 principal amount (a loss of $812.50 per $1,000 principal amount), calculated as follows:

$1,000.00 × [1 – (Leverage Factor × Index Return)] – Investor Fee

= $1,000.00 × [1 – (1 × 80.00%)] – (1.25% × $1,000.00)

= $1,000.00 × 0.20 – $12.50

= $187.50

FWP–6

Example 5 – During the Observation Period, the Index closes above the Early Redemption Level of 314.9349 and an Early Redemption Event occurs. On the Final Valuation Date (the first Scheduled Trading Day following the Early Redemption Event), the Index Ending Level is 348.9820, and the Index Return is 105.00%.

Because the Index Level exceeds the Early Redemption Level of [314.9349] during the Observation Period, there is an Early Redemption Event and the Notes will be redeemed on the Early Redemption Date. On the Final Valuation Date (the first Scheduled Trading Day following the Early Redemption Event), the Index Ending Level is greater than the Index Starting Level, and the Index Return is 105.00%. Because the Index Return is 105.00%, the Redemption Amount on the Early Redemption Date is less than $0.00, calculated as follows:

$1,000.00 × [1 – (Leverage Factor × Index Return)] – Investor Fee

= $1,000.00 × [1 – (1 × 105.00%)] – (1.25% × $1,000.00)

= $1,000.00 × -0.05 – $12.50

= –$62.50

Because the redemption amount cannot be negative, the Redemption Amount on the Early Redemption Date will be $0.00 per $1,000 principal amount, and investors will suffer a total loss of their investment in the Notes.

FWP–7

REDEMPTION AT THE OPTION OF THE NOTEHOLDER

You may elect to require Barclays Bank PLC to redeem your Notes, in whole or in part, prior to the Maturity Date (a “Redemption at the Option of the Noteholder”) on any Business Day during the Observation Period, subject to a minimum Redemption Amount of at least 1 Note ($1,000 aggregate principal amount). If you elect to have Barclays Bank PLC redeem your Notes, you will receive on the applicable Early Redemption Date a cash payment per Note equal to the Redemption Amount, calculated as of the applicable Final Valuation Date. After your Notes are redeemed, no further amounts will be owed to you under the Notes.

The “Observation” means the period from and including the first Business Day following the Issue Date to and including the Business Day that is two Scheduled Trading Days prior to the Scheduled Valuation Date. You may elect to redeem your Notes only during the Observation Period.

Redemption Procedures

The following procedures must be followed in order to have Barclays Bank PLC redeem your Notes prior to the Maturity Date:

(1) You must deliver an Optional Early Redemption Request in substantially the form attached hereto as Annex A to your broker or other person through whom you hold your Notes (your “Broker”) using a delivery method acceptable to your Broker. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Notes, you should consult the brokerage firm through which you own your Notes for the relevant deadline;

(2) Your Broker must deliver an Optional Early Redemption Instruction in substantially the form attached hereto as Annex B, to our affiliate via fax and confirm receipt by phone call no later than 12:00 p.m. (New York City time) on any Business Day during the Observation Period;

(3) We or our affiliate must acknowledge receipt of the properly completed Optional Early Redemption Instruction in order for your election to be effective. If we or our affiliate acknowledges receipt of the Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any Business Day during the Observation Period, the effective date for the your election will be that Business Day, provided any other requirements relating to the Notes are satisfied. If we or our affiliate acknowledges receipt of the Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any Business Day during the Observation Period, the effective date for your election will be the next following Business Day during the Observation Period, provided any other requirements relating to the Notes are satisfied. In addition, we or our affiliate may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in our sole discretion; and

(4) On or prior to the applicable Final Valuation Date and before the Early Redemption Date, we or our affiliate will provide the relevant settlement information to your Broker, and your Broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Early Redemption Date.

All instructions given to participants from beneficial owners of Notes relating to the right to redeem their Notes will be irrevocable.

FWP–8

THE BARCLAYS CAPITAL 30Y TREASURY FUTURES INDEX

The Barclays Capital 30Y Treasury Futures Index™ (the “Index”) reflects the returns available by maintaining a rolling position in 30-Year U.S. Treasury futures contracts (the “30Y Treasury futures” and each, a “30Y Treasury futures contract”). 30Y Treasury futures are legally binding agreements for the buying or selling of U.S. Treasury bonds at a fixed price for physical settlement on a future date. Each 30Y Treasury futures contract has a face value of $100,000 and requires the delivery of a U.S. Treasury bond with a remaining term until maturity or first call of no less than 15 years. 30Y Treasury futures are traded on the Chicago Board of Trade (“CBOT”). The closing prices of 30Y Treasury futures are calculated by CBOT and reported on Bloomberg under symbol “US”. As used herein, an “Index Business Day” means any day that CBOT is scheduled to be open for trading.

At any given time, the Index is comprised of a single 30Y Treasury futures contract that is either the contract closest to expiration, which is known as the “front 30Y Treasury futures contract”, or the next 30Y Treasury futures contract scheduled to expire immediately following the front 30Y Treasury futures contract. The Index maintains its exposure to 30Y Treasury futures by closing out its position in the expiring front 30Y Treasury futures contract and establishing a new position in the next 30Y Treasury futures contract scheduled to expire immediately following the front 30Y Treasury futures contract, a process referred to as “rolling.” The Index rolls into the next 30Y Treasury futures contract three Index Business Days before the end of the month immediately preceding the upcoming delivery month for the front 30Y futures contract (each such date, a “roll date”). The “delivery months” of 30Y Treasury futures are March, June, September and December, and their corresponding roll dates fall in the months of February, May, August and November.

The Index is maintained and calculated by Barclays Capital (the “Index Sponsor”), a division of Barclays Bank PLC, and is denominated in U.S. dollars. The Index Sponsor calculates the level of the Index at the close of business, London time, on each Index Business Day with respect to the prior Index Business Day and publishes it on http://www.barcap.com/indices shortly thereafter. The level of the Index is also reported on Bloomberg page BXIIUS30.

Calculation of the Index

The level of the Index is deemed to have been 100 on January 15, 1997, which we refer to as the “index commencement date”. On any given Index Business Day (for purposes of this section, a “valuation date”), the level of the Index is equal to:

where:

“It” means the level of the Index on the valuation date;

“It-1” means the level of the Index on the Index Business Day that immediately precedes the valuation date;

“Ft ” means the closing price of the relevant 30Y Treasury futures contract on the valuation date. On the roll date, Ft is calculated using the front 30Y Treasury futures contract. On the day following the roll date and thereafter, Ft is calculated using the next futures contract that is scheduled to expire (which becomes the front 30Y Treasury futures contract after the current front 30Y Treasury futures contract expires); and

“Ft-1 ” means the closing price of the relevant 30Y Treasury futures contract on the Index Business Day that immediately precedes the valuation date. On the roll date, Ft-1 is calculated using the front 30Y Treasury futures contract. On the day following the roll date and thereafter, Ft-1 is calculated using the next futures contract that is scheduled to expire (which becomes the front 30Y Treasury futures contract after the current front 30Y Treasury futures contract expires).

The Index is calculated at the close of business, London time, on each Index Business Day with respect to the prior Index Business Day.

Modifications to the Index

The Index Sponsor does not presently intend to modify the method of calculating the Index as described above. However, under certain circumstances described in this section, the Index Sponsor may, in its sole discretion, make modifications to the Index. The Index Sponsor will promptly publish any such modifications on http://www.barcap.com/indices/.

FWP–9

Changes in 30Y Treasury Futures

If, in the sole discretion of the Index Sponsor, a “potential adjustment event” occurs with respect to the 30Y Treasury futures, the Index Sponsor may replace the 30Y Treasury futures with other futures contracts that it determines, in its sole discretion, are comparable for purposes of the Index to the 30Y Treasury futures being replaced.

A “potential adjustment event” includes any of the following:

•	a change to the calculation methodology of the daily closing prices of 30Y Treasury futures;

•	the occurrence of an event that causes CBOT not to calculate the daily closing prices of 30Y Treasury futures; and

•	any event that the Index Sponsor determines may lead to any of the foregoing events.

Upon any replacement by the Index Sponsor of 30Y Treasury futures following a potential adjustment event, the Index Sponsor may make any adjustments to the Index as may, in its sole discretion, be required to render the Index comparable to the Index prior to the occurrence of the potential adjustment event.

Index Market Disruption and Force Majeure Events

If an “index market disruption event” or a “force majeure” event occurs or is continuing on any Index Business Day that, in the Index Sponsor’s sole discretion, affects the Index or the 30Y Treasury futures, the Index Sponsor may:

•	make such determinations and/or adjustments to the terms of the Index as it deems appropriate in order to determine the level of the Index on such day (if such day is an Index Business Day);

•	defer publication of information relating to the Index until the next Index Business Day on which such index market disruption or force majeure event, as applicable, is not continuing; and

•	if such Index Business Day is a roll date, postpone such roll date to the next Index Business Day on which such index market disruption or force majeure event, as applicable, is not continuing.

Any of the following will constitute an “index market disruption event”:

•

the occurrence or existence, on any Index Business Day at or during the one-hour period before the index valuation time, in relation to the 30Y Treasury futures (1) a suspension of, or limitation imposed on, trading on CBOT, or (2) any event that disrupts or impairs (as determined by the Index Sponsor in its sole discretion) the ability of market participants in general to effect transactions in relation to, or to obtain market values of, 30Y Treasury futures;

•	the declaration of a general moratorium in respect of CBOT activities;

•	on any Index Business Day, the failure of CBOT to publish the values of 30Y Treasury futures; or

•	on any Index Business Day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in 30Y Treasury futures.

A “force majeure event” is an event or circumstance (including without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Index Sponsor and that the Index Sponsor (in its sole discretion) determines affects the Index or the 30Y Treasury futures.

Taxation

If at any time the Index Sponsor determines that, as a result of a change in taxation (including, but not limited to, any tax imposed on the Index Sponsor or its affiliates), it is necessary to change the 30Y Treasury futures or the method of calculating the Index, in order to offset the effect of such taxation, the Index Sponsor may make such change or changes in its sole discretion.

Cessation of Trading and Other Termination Events

The Index Sponsor may, in its sole discretion, discontinue calculating the Index if any of the following events occurs:

•	If 30Y Treasury futures cease (or will cease) to be publicly quoted for any reason and are not immediately re-listed on a quotation system in a manner acceptable to the Index Sponsor; or

•	if, after the occurrence of a potential adjustment event, an adjustment in the determination of the Index Sponsor is not possible or not reasonably practical for any reason.

FWP–10

Change in Methodology

While the Index Sponsor currently employs the methodology described in this free writing prospectus to rebalance and calculate the Index, it is possible that market, regulatory, juridical, financial, fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting 30Y Treasury futures) will arise that would, in the view of the Index Sponsor, necessitate a modification or change of such methodology.

Trademark

The Barclays Capital 30Y Treasury Futures Index™ is a trademark of Barclays Bank PLC.

Disclaimer

The Index Sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the Index Sponsor shall have no liability for any errors, omissions, or interruptions therein.

The Index Sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the Index Sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the Index Sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such value) and any use to which any person may put the Index or the level of the Index. In addition, although the Index Sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the Index Sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

FWP–11

HISTORICAL PERFORMANCE OF THE INDEX

The level of the Index is deemed to have been 100 on January 15, 1997, which is referred to as the “index commencement date”. The Index Sponsor began calculating the Index on January 15, 2009. Therefore, the historical information for the period from January 15, 1997 until January 15, 2009, is hypothetical and is provided as an illustration of how the Index would have performed during the period had the Index Sponsor begun calculating the Index on the index commencement date using the methodology it currently uses. This data does not reflect actual performance, nor was a contemporaneous investment model run of the Index. Historical information for the period from and after January 15, 2009 is based on the actual performance of the Index.

All calculations of historical information are based on information obtained from various third party independent and public sources. The Index Sponsor has not independently verified the information extracted from these sources.

The following graph sets forth the historical performance of the Barclays Capital 30Y Treasury Futures IndexTM based on the monthly closing levels of the Barclays Capital 30Y Treasury Futures IndexTM as well as the historical performance of the yield of the 30 year on-the-run U.S. Treasury bond from January 31, 1997 through February 25, 2010. As used herein, “on-the-run” refers to the most recently issued U.S. Treasury bond of the specified tenor. The correlation between the monthly returns of the Barclays 30Y Treasury Futures Index and the monthly changes in the yield of the 30 year on-the-run U.S. Treasury bond is –0.96.

We obtained the closing levels of the Barclays Capital 30Y Treasury Futures IndexTM and yields on the 30 year on-the-run Treasury bond below from Bloomberg, L.P. (Bloomberg tickers: BXIIUS30 Index and GT30 Govt, respectively). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels should not be taken as an indication of future performance or correlation, and no assurance can be given as to the closing level of the Index on any day during the observation period or on the final valuation date. We cannot give you assurance that the performance of the Barclays Capital 30Y Treasury Futures IndexTM will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

FWP–12

UNITED STATES FEDERAL INCOME TAX TREATMENT

The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent consistent therewith.

We intend to treat the Notes as short-term obligations that provide for contingent interest, subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the prospectus supplement. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes. However, because under certain circumstances, the term of the Notes may be more than one year, it is possible that the Notes may not be treated as short-term obligations. In that event, the Notes would be treated as contingent payment debt instruments, as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the prospectus supplement.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might different from the treatment described above.

PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP–13

ANNEX A

INSTRUCTIONS TO INVESTOR OR AUTHORIZED PARTY: In order to request an Optional Early Redemption of your Notes, please complete and sign the Optional Early Redemption Request below and deliver it to your broker or other person through whom you hold your Notes (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER: Upon receipt of this Optional Early Redemption Request: (1) please confirm that the information is accurate and (2) please complete an Optional Early Redemption Instruction and follow the instructions set forth therein. A form of Optional Early Redemption Instruction can be found as ANNEX B to the pricing supplement for the Notes dated —.

OPTIONAL EARLY REDEMPTION REQUEST

(to be completed by investor or authorized party)

To:
(Name of broker or other person through whom you hold your Notes (your “Broker”))

Subject: Barclays Bank PLC Notes — Notice of Early Redemption, CUSIP No. — (the “Notes”)

Name of account holder:

Account number:

Broker contact name:

Number of Notes to be redeemed:
(minimum 1 Note)

I hereby irrevocably request the early redemption of the Notes described above.

I understand that these Notes will not be redeemed unless my Broker properly completes and delivers an Optional Early Redemption Instruction to Barclays Capital Inc. and the requirements specified in the pricing supplement, dated —, relating to the Notes are satisfied.

Provided all requirements are satisfied, I understand that the final valuation date for these Notes will be the first scheduled trading day following the redemption notice date, as described in the pricing supplement (subject to postponement upon the occurrence of a market disruption event as described in the pricing supplement and related prospectus supplement).

Signed,

Name:

Telephone:

E-mail:

Date:

ANNEX B

INSTRUCTIONS TO BROKER: In order to request an Optional Early Redemption of your client’s Notes: (1) please complete and sign the Optional Early Redemption Instruction below and fax it to Barclays Capital Inc. at 212-412-1232 and (2) please call Barclays Capital Inc. at 212-528-7198 to confirm the instruction has been received. Once Barclays Capital Inc. provides you with the relevant settlement information, please contact your DTC settlements area to book the transaction.

OPTIONAL EARLY REDEMPTION INSTRUCTION

(to be completed by Broker)

To:	Barclays Capital Inc.

Barclays Bank PLC, as Calculation Agent

Subject: Barclays Bank Notes — Notice of Early Redemption, CUSIP No. — (the “Notes”)

A holder of the Notes has irrevocably elected to exercise the Optional Early Redemption with respect to the number of Notes indicated below.

Number of Notes to be redeemed:
(minimum 1 Note)

DTC # (and any relevant sub-account):

Contact name for DTC settlements:

Contact telephone for DTC settlements:

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Final Valuation Date with respect to the number of Notes specified above at a price per Note equal to the Redemption Amount, facing Barclays Capital Inc. DTC 7256 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Early Redemption Date.

The undersigned acknowledges that if Barclays Capital Inc. or an affiliate acknowledges receipt of this Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any business day, the effective date for this election will be that business day, provided any other requirements in the pricing supplement, dated —, relating to the Notes are satisfied. If Barclays Capital Inc. or an affiliate acknowledges receipt of this Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any business day, the effective date for this election will be the next following business day, provided any other requirements relating to the Notes in the pricing supplement are satisfied.

Signed,
(Name of Broker)
By:

Title:

Telephone:

Fax:

E-mail:

SETTLEMENT INFORMATION

(to be completed by Barclays Capital Inc. and returned to Broker)

DTC #:	7256	Price per Note:

Contact name for DTC settlements:		Final Valuation Date:

Contact telephone for DTC settlements:		Early Redemption Date:

US$[    ]

BARCLAYS BANK PLC

NON PRINCIPAL PROTECTED NOTES LINKED TO THE BARCLAYS CAPITAL 30Y TREASURY FUTURES INDEXTM

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED FEBRUARY 10, 2009, AND THE

PROSPECTUS SUPPLEMENT DATED MARCH 1, 2010)